                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-93299
                             PROSPECTUS SUPPLEMENT
                       TO PROSPECTUS DATED JUNE 15, 2000

                                   [USI LOGO]
                            USinternetworking, INC.
                                  $125,000,000

             7% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 1, 2004
                 AND 7,545,272 SHARES OF COMMON STOCK ISSUABLE
                          UPON CONVERSION OF THE NOTES

                         133,372 SHARES OF COMMON STOCK
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     This Prospectus Supplement supplements and amends the Prospectus dated June
15, 2000 relating to the 7% Convertible Subordinated Notes due November 1, 2004, the shares of common stock, par value $.001 per share, issuable upon conversion of the Notes and the offering by five of our stockholders of up to 133,372 shares of our common stock acquired in private placement transactions.

     The table on pages 35 and 36 of the Prospectus, which sets forth information with respect to the Selling Security Holders and the respective amounts of Notes beneficially owned by each Selling Security Holder that may be offered under the Prospectus (as supplemented and amended), is amended so that the following new line item is added to the table of Selling Security Holders:

Granville Capital Corporation.................  2,000,000                 2.8                 120,700

     The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes, our common stock issuable upon conversion of the Notes and the shares of common stock held by the five stockholders identified in the Prospectus. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

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     INVESTING IN THE NOTES OR OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE
"RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is July 18, 2000.